EXHIBIT 99.2

Summary of Final Terms for Hurd Compensation

COMPENSATION
Position	President and CEO

Term of Employment

At will employment. Employment may be terminated by Mark Hurd (“Hurd”) or Hewlett-Packard Company (“the Company”), at any time. The Mark Hurd Employment Agreement (“the Agreement”) will have an initial term of 4 years.

Board of Directors

Hurd shall be appointed to the Board of Directors upon his hire and thereafter nominated as a member of the Board during each year of Hurd’s employment. Following Hurd’s termination, he will be deemed to have resigned from the Board.

Salary

$1,400,000 base salary. The base salary will not be reduced other than pursuant to a reduction applied to substantially all other executive officers of the Company and a reduction that is no greater than the percentage reduction applied to substantially all other executive officers.

Bonus

At least $2,800,000 (target at 200% of base), pro-rated for mid-year entry with a maximum target opportunity of $8,400,000 (600% of base) assuming performance goals are achieved under the Company’s executive pay-for-results plan. The applicable targets for the second 6 months of 2005 and the first 6 months of 2006 will be deemed to have been met and any incentive earned during the first half of fiscal year 2005 will be pro-rated based on the hire date.

Long-Term Incentives
Long-Term Cash Performance Plan

At least $4,200,000 (300% of base) pro-rated for mid-plan entry in the three-year cycles beginning May 1, 2003 and May 1, 2004, respectively. The Plan provides for a cash payout after 3 years with additional cycles beginning May 1 of every year. The potential cash payout can range from $0 to $12,600,000, depending on actual Company performance. The applicable targets for the first year of the first full target cycle (beginning May 1, 2005) will be deemed to have been met.

Stock Options Number of Shares Black-Scholes Value Vesting Schedule	Option for 700,000 shares (with a maximum term of 8 years) with a grant date of April 1, 2005 Approximately $4,200,000 Vests at a rate of 25% annually over 4 years.

COMPENSATION
One-Time Make-Up Grants: Restricted Stock and Options

Restricted Stock and Options
Number of Shares Value at Grant Vesting Schedule

400,000 shares of restricted stock and option for 450,000 shares (with a maximum term of 8 years) with a grant date of April 1, 2005.

Approximately $8,000,000 for shares and $2,700,000 for options

Vests at a rate of 33.3% annually over 3 years.

Signing Bonus

$2,000,000 cash bonus payment to be paid within 30 days of April 1, 2005 and removal of any conditions. If Hurd is terminated for cause within 2 years of Hurd’s hiring date, Hurd will return a pro-rata portion of the bonus to the Company.

Price Protection

Hurd will be reimbursed up to 20% for declines in the per share fair market value of NCR’s stock as covered by his vested options. In the event that the share value decreases more than 20%, only the first 20% will be reimbursed. This price protection applies to the 850,184 shares vested prior to March 24, 2005. The starting fair market value for this price protection shall be the highest share price during the 5 full trading days immediately preceding the public announcement of Hurd’s resignation from NCR. This price protection shall end upon Hurd’s sale of the shares covered by his vested options (or 90 days after he terminates employment with NCR, whichever is sooner).

Benefits

Hurd will be eligible to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers including: participation in the share ownership plan, 401(k) plan, deferred compensation plan, cash balance retirement plan, medical, dental, vision and life and disability insurance.

Perquisites	Hurd will be eligible for Company perquisites at at least the same level as other senior executive officers including financial counseling and executive physicals.

Time-Off	Hurd will receive paid time off in accordance with Company policy for other senior executive officers. In no event will Hurd receive less than 25 days of paid time off per calendar year.

Security	The Company will provide Hurd with appropriate home security in accordance with market practice.

COMPENSATION

Relocation Benefit	Hurd shall receive the standard relocation package with the following adjustments:

• $2,750,000 relocation allowance to be paid as promptly as practicable after the execution of a definitive agreement and removal of any conditions (such relocation allowance paid in lieu of any other relocation allowance provided for under the Company’s relocation policy);

• Mortgage interest subsidy for 4 years;
• Temporary housing for up to 1 year;
• No limit on the weight of household goods shipped, and the number of cars covered will be 3; and
• Storage of household goods for up to 1 year.

Severance

Participation in the then current Severance Program for Executives if Hurd is terminated without Cause and provides an execution of a full release of claims. Under the current Severance Program for Executives, Hurd shall receive:

• A one time cash payment equal to 2.5 times Hurd’s then-current base salary plus target bonus;
• Payment of any accrued salary and bonus;

• Hurd’s stock options will become fully vested, exercisable and will remain exercisable until the earlier of the date provided in the applicable stock option agreement or under any applicable work force reduction policy adopted by the Company from time to time;

• Any unvested restricted stock will vest on a pro-rata basis;
• Any banked amounts in the Long-Term Cash Performance Plan; and
• Continuation of certain health benefits

The HR/Compensation Committee reviews the Severance Program for Executives annually. If Hurd’s duties as CEO are substantially reduced without his consent or if Hurd is not reelected to the Board during his term of employment, then Hurd will be deemed to have been terminated without

COMPENSATION

Cause. The amount of severance benefits received by Hurd will not exceed 2.99 times the sum of his base salary and bonus, unless such benefits are approved by the Company’s stockholders.

Confidential Information and Intellectual Property	Hurd will execute the Company’s Agreement Regarding Confidential Information and Proprietary Developments.

Attorneys’ Fees

The Company shall reimburse Hurd for reasonable legal and tax advice expenses incurred in the negotiation, preparation and execution of the Employment Agreement as well as his separation from his current employer.

Arbitration	All disputes arising as a result of Hurd’s employment, including the termination thereof, or Hurd’s compensation or benefits shall be resolved through binding arbitration.

Indemnification

Hurd shall be provided indemnification on terms no less favorable than that provided to any other Company executive officer or director, including, if applicable, appropriate directors and officers insurance.